NBC FINANCIAL CORPORATION
                       7777 JEFFERSON HIGHWAY
                     BATON ROUGE, LOUISIANA 70809






                              May 9, 1997



To Our Shareholders:

You recently received a Proxy Statement dated May 1, 1997 relating to the Special Meeting of Shareholders of NBC Financial Corporation to be held on June 3, 1997. Due to a printer's error, pages 16-21 of the Proxy Statement and pages 16-21 of the Agreement and Plan of Merger attached as Exhibit A to the Proxy Statement were transposed. We apologize for any confusion caused by this printing error.



                                Very truly yours,





                                 Thomas A. Boone


                                    President